Table of Contents

EXHIBIT 5.1

STOCKHOLDERS’ AGREEMENT OF BARCELONA COMÉRCIO VAREJISTA E ATACADISTA S.A.

By the present act under private signature and within the law,

1. SEVILHA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a private limited company, established in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Luiz Antônio, 3.172, 2° andar, Jardim Paulista, enrolled at CNPJ/MF (National Corporate Taxpayer Registry) under no. 07.146.013/0001 -12 ("SEVILHA"), represented within its by-laws by its managers Enéas César Pestana Neto and Aymar Giglio Junior;

and

2. RODOLFO JUNJI NAGAI, Brazilian, married, trader, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Manilha, 60, bearing the Identity Card (R.G.) no. 5.662.214 -SSP/SP, enrolled at the Individual Taxpayer Registry under no. 569.893.008 -25 ("RODOLFO"); and

3. LUIZ FUMIKAZU KOGACHI, Brazilian, married, trader, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Manilha, 43, bearing the R.G. no. 13.950.538, enrolled at the Individual Taxpayer Registry under no. 075.351.338 -27 ("LUIZ"),

RODOLFO and LUIZ being hereinafter referred to, individually and indistinctly as "Original Partner", and jointly as "Original Partners",

SEVILHA, RODOLFO and LUIZ being hereinafter referred to, individually and indistinctly as "Stockholder", and jointly as "Stockholders";

And further, in the capacity of intervening consenting parties,

4. BARCELONA COMÉRCIO VAREJISTA E ATACADISTA S.A., a joint stock company established in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Luiz Antônio, 3.172, 3° andar, Jardim Paulista, enrolled at CNPJ/MF under no. 07.170.943/0001 -01 ("Company"), represented, within its bylaws by its officers LUIZ and Luiz Antonio Martins Amarante;

5. ASSAI COMERCIAL E IMPORTADORA LTDA., a private limited company established in the city of São Paulo, State of São Paulo, at Rua Manilha, 42, enrolled at CNPJ/MF under no. 46.499.224/0001 -90 ("Assai"), represented within its by-laws by its manager Luiz Fumikazu Kogachi;

6. COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a joint stock company, established in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Luiz Antônio, 3.172, Jardim Paulista, enrolled at CNPJ/MF under no. 47.508.411/0001 -56 (“GPA”), represented within its by-laws by its officers Cássio Casseb Lima and Enéas César Pestana Neto; and

7. SÉ SUPERMERCADOS LTDA., a private limited company, established in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Luiz Antônio, 3.172, Jardim Paulista, enrolled at CNPJ/ under no. 01.545.828/0001 -98 ("SÉ"), represented within its by-laws by its officers Enéas César Pestana Neto and Aymar Giglio Junior,

WHEREAS:

I. the Stockholders shall hold 4,010,000 common shares, all registered shares and with no face value, representing 100% of the total voting capital of the Company on the Closure Date;

II. GPA holds 93.4% of the shares to the capital of SÉ which, in turn, holds 99.99% of the shares to the capital of SEVILHA; and

III. the Stockholders are willing, upon the execution of a stockholders’ agreement, within the terms and for the purposes of Article 118 of Act no. 6.404/76, to set forth the conditions to govern the purchase and sale, the exercising of the proper right to vote of the shares issued by the Company and the exercising of the control power of the Company over its current controlled companies and other partnerships it might come to control;

NOW, THEREFORE, the Stockholders have agreed to be bound by the present Stockholders’ Agreement ("Agreement"), to be governed by the following terms and conditions:

1 - DEFINITIONS AND CONSTRUCTION

1.1. For all purposes and effects of the present Agreement, the following expressions and terms in capital letters shall have the meanings specified below:

1.1.1. "Stockholder(s)" shall have the meaning assigned at the preamble hereof and includes the authorized successors and assigns of the signatories hereunder.

1.1.2. "Affiliated" shall mean, with regard to a party, any legal entity which is its Controlling Company, Controlled Company, company under the common Control of its Controlling Company or funds or entities incorporated and managed by the Stockholder or by a company under the common control with the Stockholder, or direct descendents or heirs of natural person Stockholders.

1.1.3. "Alienate" or "Alienation'' shall mean to sell, barter, donate, grant to the capital, lend or otherwise assign, alienate or transfer, under any pretense, whether directly or indirectly, in whole or in part, or also commit to perform any one of any such acts, to pledge, give as collateral security, chattel mortgage or any other form of guarantee, or usufruct.

1.1.4. “Probable Contingencies” shall mean the Company contingencies to be identified at the latest balance sheet audited by the independent auditor and with legal counsel identifying them as probable loss.

1.1.5. "Agreement of Purchase and Sale" shall mean the Agreement of Purchase and Sale of Shares, entered into on this date by and between Rodolfo Junji Nagai and Luiz Fumikazu Kogachi, as sellers, and Sevilha Empreendimentos e Participações Ltda., as buyer.

1.1.6. "Controlled Company (ies)", with regard to any Stockholder, shall mean the legal entity (entities) or investment fund(s) under the Control of a Stockholder.

1.1.7. "Controller(s)" shall mean the natural person(s) or legal entity (ies), or the investment fund administrator holding the Control of a legal entity or investment fund.

1.1.8. "Control" shall mean the power, direct or indirect, to determine the management, selection of the majority of the managers and the lines of action of a legal entity or an investment fund, whether (i) through the ownership of over 50% of the voting capital of this legal entity or of the investment fund shares; (ii) through the right to elect the majority of the managers of this legal entity or appoint the investment fund administrator; (iii) by contract; or (iv) in any other way.

1.1.9. “DGAV" shall mean the general administrative expenses and expenses with current sales of the Company, including, but not limited to, expenses with advertising, personnel, rent and Operational Leasing, pursuant to the Accounting Practices adopted by GPA.

1.1.10. "Closure Date" shall have the meaning indicated in Article 4.1 of the Agreement of Purchase and Sale of Shares.

1.1.11. "Net Debt" shall mean (i) the financial liability of the Company (including current liability, long-term liability and debts related to Financial Leasing, even if not accounted for), less (ii) available funds (cash, bank deposits, cash in transit and cash equivalents) and short-term temporary investments of the Company, plus (iii) the Probable Contingencies, considering that the Company, on the date of determination of the Net Debt, keeps its operating practices (supplier terms, inventory turnover and accounts receivable from customers) aligned with those adopted by it as of the present date and with those adopted in the market.

1.1.12. "IPCA" shall mean the National Amplified Consumer Price Index (IPCA) supplied by IBGE - Instituto Brasileiro de Geografia e Estatística (the Brazilian Institute of Geography and Statistics).

1.1.13. "EBITDA" shall mean the profit before interests, taxes over the profit (income tax and social contribution), depreciation and amortization and non-operating income, determined according to the Accounting Practices adopted by GPA.

1.1.13. (a) “Financial Leasing” shall mean the leasing for acquisition of assets, the useful lifetime of which, according to the current Income Tax legislation, is equal to, or higher than, five (5) years.

1.1.13. (b) "Operational Leasing" shall mean the leasing for acquisition of assets, the useful lifetime of which, according to the current Income Tax legislation, is less than five (5) years.

1.1.14. "DGAV Margin" shall mean DGAV divided by the Net Sales of the Company; provided, however, that, for purposes of calculation of the DGAV Margin the net sales should be excluded, as well as the expenses of stores opened within the period of nine (9) months immediately prior to the date of calculation of the DGAV Margin.

1.1.15, "EBITDA Margin" shall mean EBITDA divided by the Net Sales of the Company; provided, however, that, for purposes of calculation of the EBITDA Margin the Net Sales should be excluded as well as the DGAV of stores opened within the period of twelve (12) months immediately prior to the date of calculation of EBITDA Margin.

1.1.16. "Options to Purchase or to Sell" shall mean the Option to Purchase, the Ordinary Option to Sell and the Extraordinary Option to Sell, jointly.

1.1.17. "Sale Price" shall mean the price for corresponding share, as applicable, provided in this Agreement (including also, as provided in Articles 9 through 11), (i) the greatest of (a) seven (7) times the EBITDA, the Net Debt being discounted, and (b) thirty five point sixteen percent (35.16%) of the Net Sales of the Company for the 12 civil months immediately prior to the date of exercising of the Option to Sell or to Purchase, as the case may be, discounting the Net Debt, provided that the EBITDA Margin within the period is equal to, or over, 4.625%; if less than 4.625% always apply item (a) of this Article 1.1.17; or (ii) the Final Price for Acquisition, as defined in the Agreement of Purchase and Sale, paid by SEVILHA, per share, to acquire, on the Closure Date, shares corresponding to sixty percent (60%) of the Total and Voting Capital of the Company, as set forth in the Agreement of Purchase and Sale entered into on this date, the Probable Contingencies of the Company being deducted, the equity interest of the Original Partners being adjusted by the time of exercising of the respective Options to Purchase or to Sell and adjusted, as of this date and up to the date in which the Sale Price becomes due, by applying the IPCA increased by 6.5% per year deducted from dividends and interests over the equity capital paid to the Original Partners from the Closure Date up to the date of exercising of the Option to Purchase or to Sell, dividend and interests over the equity capital, these also adjusted, as of the date of their respective payment up to the date of the exercising of the Option to Purchase or to Sell, by applying the IPCA increased by 6.5% a year, as indicated in the respective Article, including with regard to application of any discounts or goodwill. The Sale Price shall be, in any event, calculated by taking as basis the audited financial statements of the Company, relating to the twelve (12) civil months immediately prior to the date of exercising of the respective Option to Purchase or to Sell, as applicable, especially determined for this purpose, to be delivered within up to ninety (90) days counted from the date of exercising of the Option.

1.1.17.1 The percentage provided in item (i), (b), of article 1.1.17 above has been determined based on the accounting statements for September 30th, 2007 and shall be adjusted according to accounting statements for October 31st, 2007, observing the Accounting Practices adopted by GPA.

1.1.18. "Accounting Practices adopted by GPA" shall mean the accounting practices adopted by GPA by that time, provided that any such practices meet the accounting principles generally accepted in Brazil. In the event of any discrepancy between the accounting practices adopted by GPA and the accounting principles generally accepted in Brazil, the latter should prevail over the first.

1.1.19. "Special Check Report" shall mean the report to be prepared by the audit firm hired by the Company, in the form and within the term as set forth in this Agreement, containing the following information:

(i) the Company EBITDA corresponding to the six (6) months prior to the closure date of the respective annual or half-yearly balance sheet compared to the EBITDA of the same period in the previous corporate year;

(ii) the EBITDA Margin, the results relating to the stores opened by the Company within the six (6) months prior to the closure date of the respective balance sheet being excluded from the same;

(in) the Net Debt of the Company;

(iv) the comparison between the gross sales of the same stores during the six months prior to the closure date of the respective annual or half-yearly balance sheet, as the case may be, and the six months of the same period of the previous corporate year; and

(v) the DAGV Margin, the results relating to the stores opened by the Company within the six (6) months prior to the closure date of the respective balance sheet being excluded from the same.

1.1.20. ''SELIC” shall mean the rate determined in the Special Liquidation and Custody System (SELIC) and obtained upon the calculation of the weighted and adjusted average rate of the financing operations for one day, guaranteed by public federal bonds and run in the referred system or in assets clearing and liquidation houses, by way of committed operations.

1.1.21. "Gross Sales" shall mean sales of products and services, net from returns and canceled sales.

1.1.22. “Net Sales” shall mean Gross Sales less the taxes applicable over sales and services.

1.2. For all purposes and intents hereof, the following expressions and terms in capital letters shall have the meanings assigned to them in the following sections or items herein:

"Connected Shares"	Article 3.1
"Agreement"	Preamble
"CAFGV"	Article 15.1
"By-laws"	Article 2.1
"GPA"	Preamble
"LUIZ"	Preamble
"Option to Purchase"	Article 9.1
"Extraordinary Option to Sell"	Article 11.1
"Ordinary Option to Sell"	Article 10.1
"Extraordinary Option-to-Sell Exercising Term"	Article 11.2
"Ordinary Option-to-Sell Exercising Term"	Article 10.2
"Offer Price"	Article 5.2
"RODOLFO"	Preamble
"Original Partners"	Preamble

1.3. The headers and titles hereof are inserted herein for reference purposes only and should not limit or govern the articles, items or paragraphs concerned.

1.4. The terms "include", "including" and similar terms should be construed as if being accompanied by the expression "for example".

1.5. Whenever the context so requires, references in this Agreement to the singular should include the plural and vice-versa, and the masculine gender should include the feminine and vice-versa.

1.6. References to legal provisions should be construed as references to any such provisions as respectively modified, expanded or consolidated and as effective on the date of execution hereof. Furthermore, they should include any provisions of which they are consolidations (whether or not with modifications) and any decrees, regulations or other normative acts edited within the law concerned.

1.7. The language in all parts hereof should, in all events, be construed in a simple way, pursuant to its fair meaning, rather than strictly on behalf of, or against, any of the Stockholders or the Company.

2. CAPITAL AND BY-LAWS

2.1. The Company is governed by its by-laws, the Stockholders committing to, at the Closure Date, perform the acts and execute the documents as may be required for altering the by-laws so as to reflect the provisions contained herein, including the insertion of provision on issuance of class or kind of redeemable shares ("By-laws").

2.2. In the event of conflict between the By-laws and this Agreement, provisions hereof shall prevail with regard to the Stockholders, the Stockholders committing, in this case, to hold a Stockholders’ General Meeting in order to amend the By-laws within the least possible term, so as to eliminate the conflict.

2.3. The share capital of the Company is, on the date of execution of this Agreement, R$4.010.000,00, divided into 4,010,000 common shares, all registered and with no face value, and shall be, on the Closure Date, distributed as follows between the Stockholders:

Stockholders	No. of Shares Held	Total and Voting Capital %

SEVILHA	2,406,000	60%

Rodolfo	1,443,600	36%

Luiz	160,400	4%

TOTAL	4,010,000	100%

2.4. The shares issued by the Company shall grant to their holders the rights and advantages provided for in the By-laws.

3. CONNECTED SHARES

3.1. The present Agreement connects all shares issued by the Company and held by the Stockholders on the Closure Date, or which may be held by them in the future (by reason of check or acquisition under any pretense, donation, descent, subscription, bonuses, splits, grouping, exercising of preferential right in purchase and sale or by any other way), which shall be subject to all provisions hereof, the shares referred to in this Article 3.1 being hereinafter referred to jointly as "Connected Shares".

3.1.1. The preferential rights in the subscription arising out of the ownership of Connected Shares or the securities convertible into or swappable for Connected Shares or which entitle to their subscription or purchase are included, for the purposes hereof, in the concept and definition of Connected Shares.

3.1.2. The Stockholder who, for any reason, comes to hold new shares issued by the Company, after the present date, which are Connected Shares, should have the Company, within a term of ten (10) days counted from the date of the respective operation, note and enter in its corporate books the fact that any such new shares are Connected Shares and subject to the terms hereof, without detriment to the right of the Company to do it directly.

4. RESTRICTIONS TO THE TRANSFER OF CONNECTED SHARES

4.1. Owing to the exclusive nature of GPA association, by means of its controlled company SEVILHA, with the Original Partners, the Stockholders and/or Intervening Consenting Parties are forbidden from alienating, directly or indirectly, to any natural person, company, consortium, association, cooperative, foundation, trust, entity without legal personality or any other entity or organization, any Connected Shares, for the duration hereof.

4.2. Without detriment to provision of Article 4.1 above, each Stockholder shall be entitled to perform chattel mortgage of a Connected Share to each one of the members of the Board of Directors who come to be appointed by him, provided that the respective assignment agreement includes the granting, to the respective Stockholder, of usufruct over the Connected Share, the adviser keeping just the tenancy, and assures to the respective Stockholder the full right to, for the purposes of provision of article 114 of Act no. 6.404/76, exercise the voting right at the Stockholders’ General Meetings of the Company without any restriction whatsoever, including for any subject matter which, by virtue of law or of this Agreement, depends on approval by a qualified quorum. The assignment agreement should further provide that the ownership of the Connected Share by the member shall be dissolved, within the law, on the date of expiration of the term of office, within provisions of Art. 1.359 of the Brazilian Civil Code. The restrictions on the transfer of Connected Shares provided herein, including in Article 4.1 above, shall not be applicable to the Alienation referred to in this Article 4.2.

4.3. Restriction provided in Article 4.1 above shall not be applicable to:

(i) alienation of shares issued by GPA, provided that the Alienation of shares issued by GPA is not intended for implementing operation of Alienation of Connected Shares or, in any other way, of a material portion of assets used by the Company, in terms forbidden by this Agreement;

(ii) transfer of GPA Control, provided that not intended for implementing operation of Alienation of Connected Shares or, in any other way, of a material portion of the assets used by the Company, in the terms forbidden by this Agreement;

(iii) alienation of shares held by GPA, or any of its Affiliated Companies, or, in any other way, of a material portion of the assets used by the Company, provided that any such Alienation has, as condition precedent to its effectiveness, the exercising of the Option to Purchase of the Original Partners’ shares at the Sale Price and the payment at the price relating to said option, observing provision of Article 9.4 below without which the Alienation shall not be allowed;

(iv) Acquisition of Connected Shares by the Company itself; or

(v) Alienation of Connected Shares performed by and between SEVILHA and one of its Affiliated Companies provided that:

i. the Affiliated Company states, prior to the Alienation, in writing, to the other Stockholders and the Company management, its unconditional and irrevocable adhesion to the Agreement, thus becoming an integrating party to the group the alienor pertained to, being henceforth jointly with the alienor, as if being a single Stockholder;

ii. the Affiliated Company being Controlled by the Stockholder, this commits in writing, through a letter addressed to the other Stockholders and to the Company management, not to transfer or allow transfer to third parties, under any pretense or in any way, including by reason of company operation of merger, incorporation or split-up or other with similar effect, directly or indirectly, the Control of the Affiliated Company; and

iii. the Affiliated Company Controlling the Stockholder or a company under the common Control of its Controlling Company, the Stockholder, final Controller of the Affiliated Company commits in writing through a letter addressed to the other Stockholders and to the Company management, not to transfer or allow transfer to third parties, under any pretense or in any way, including by reason of company operation of merger, incorporation or split-up, or other with similar effect, directly or indirectly, of the Control of the Affiliated Company.

(vi) the Alienation of Connected Shares performed between the Original Partners and a direct descendent or heir, provided that the Stockholder, in the respective assignment act, includes the granting, to the respective Stockholder, of lifelong usufruct, irrevocable and irreversible over the Connected Shares, the Affiliated Company remaining the assign of just the tenancy, and assures to the respective Stockholder the full right to, for the purpose of article 114 of Act no. 6.404/76, exercise the voting right at the Stockholders’ General Meetings of the Company with no restriction whatsoever, including for any issue which, by virtue of law or due to this Agreement, shall depend on the approval by a qualified quorum. In the event of death of the tenant assign, the consolidation of ownership of the Connected Shares should occur on behalf of the usufructuary.

4.4. In the event of any Alienation of Connected Shares allowed within Article 4.3(iii) and 4.3(vi), (i) the alienor shall remain jointly and severally responsible for the obligations of the applicant(s) and of his/her respective successors with regard to any such Connected Shares; and (ii) references in this Agreement to the original underwriter Stockholder shall be hereby understood as being applicable to the respective assigns pursuant to the terms authorized herein.

5- CONSTITUTION OF BURDEN

5.1. The Connected Shares may not be pledged, given as collateral, chattel mortgage or any other form of guarantee, or in usufruct, except for the collateral given within the Agreement of Purchase and Sale, entered into by and between the Stockholders on this date and provision of Articles 4.2 and 4.3(vi) above.

5.2. If the Connected Shares are attached, in whole or in part, the Stockholder owing the attached Connected Shares shall be bound to immediately notify this fact to the Company and to the other Stockholders. In this case, it shall be considered that an offer for alienation of the totality of the attached Connected Shares has been done to the other Stockholders by the Stockholder whose Connected Shares have been attached, within provisions of this Article 5, if the attachment is not terminated within a term of sixty (60) days counted from its constitution. In this case, the offer price shall be the Sale Price set up based on item (i) of Article 1.1.17, less a discount of thirty percent (30%) ("Offer Price"), the remaining Stockholders, if interested in exercising the right to purchase the attached Connected Shares, being vested in all powers to, within provisions and the term of article 668 of the Brazilian Code of Civil Procedure, request the substitution of the attached Connected Shares by cash.

5.3. If the attached Connected Shares cannot be released from the attachment by means of deposit of the Offer Price relating to the shares then attached, the other Stockholders shall be entitled to request the substitution of the Connected Shares attached by cash or by other guarantee judicially accepted, by depositing the full value of credit charged in the foreclosure within which the attachment has occurred or by offering the other guarantee accepted in court. In both events, it shall be considered, at the act of substitution of the attachment or release of the Connected Shares, as the case may be, and irrespectively of any judicial or extrajudicial notification, that the right of any such Stockholders to acquire the totality of the Connected Shares subjected to the attachment has been exercised, at the Offer Price.

5.4. Should (i) the credit secured by the attachment of Connected Shares be less than the Offer Price, the Stockholders exercising the respective rights to purchase any such Connected Shares commit to pay the difference between the Offer Price and the credit secured by the attachment of the Connected Shares to the Stockholder originally owning them; or (ii) the credit secured by the attachment of the Connected Shares be higher than the Offer Price and the Stockholders who had exercised the respective rights to purchase any such Connected Shares have deposited the full value of the credit for purposes of release of the Connected Shares and exercise of referred right to purchase, the Stockholder originally owning them commits to pay to the first ones, the difference between the value deposited and the Offer Price, in both cases increased by interests corresponding to the variation of SELIC rate up to the date of actual payment, within Art. 406 of the Brazilian Civil Code. The Stockholders agree that the creditor Stockholder, within this item, shall be in charge of collecting from the debtor Stockholder, within the foreclosure, using this Agreement as cognovit note.

5.5. Without detriment to provision of this Article 5, upon the occurrence of attachment of Connected Shares owned by the Original Partners, provisions of Article 8.15.1, with regard to the indication of the Chief Executive Officer; of 8.3, with regard to the indication of the Chairman of the Board; and of 8.12, with regard to the qualified quorum for approval of given subject matters provided therein shall no longer be applicable, as of the expiration of the term of sixty (60) days set forth in Article 5.2 above, without de-constitution of the respective attachment.

5.5.1. Without detriment to provision in this Article 5, the attachment of the Connected Shares owned by SEVILHA having occurred, the Original Partners shall have the Option to Sell, GPA committing to purchase the shares the option refers to, at the Offer Price.

5.6. Alienation of Connected Shares or the constitution of any lien other than that provided in Articles 4 and 5 hereof shall have no validity, and the Company should not register them.

6. ACCOUNTING AND AUDIT

6.1. The Company accounting shall follow the standards and regulations required to meet the requirements imposed by the Brazilian legislation applicable to the open capital companies, pursuant to the rules and regulations of the CVM “Comissão de Valores Mobiliários” (Securities Commission).

6.1.1. GPA may request to the Company, and the Company should present to GPA, all necessary additional information so that GPA may comply with its open-capital company obligations both in Brazil and abroad, as applicable, provided, however, that the additional costs incurred by the Company as a result of any such foreign demands shall be born entirely by GPA.

6.2. The Company shall be audited by an audit firm registered at the CVM – “Comissão de Valores Mobiliários” (Securities Commission), among the three (3) following: PricewaterhouseCoopers, Ernst & Young, and KPMG, save for any cases of conflict of interest, and should meet the GPA information disclosure standards, as well as whatever is necessary for the performance, by GPA, of its open-capital company obligations with shares traded in Brazil and in the United States of America, provided that any such obligations do not imply additional costs to the Company. If the Company incurs additional costs for this purpose, any such costs shall be entirely born by GPA. Recognition of revenues for accounting purposes shall meet the standards applicable to open-capital companies.

6.3. The Stockholders commit to have the audit firm hired by the Company to present to the Stockholders and to the Company, within up to sixty (60) days following the date of closing of the half-yearly or annual balance sheet, as the case may be, the Special Check Report.

6.4. The Stockholders and the Board of Directors Members designated by the Stockholders should determine and authorize the Company Executive Officers to perform any and all acts required for the actual performance of provision in this Article 6.

7. EXERCISING OF THE VOTING RIGHT

7.1. Strategic decisions related to the Company should aim at the Company maintenance and growth. For that purpose, each Stockholder commits to vote at the Stockholders’ General Meetings and issue opinion or have their respective representatives issue opinion, as the case may be, at the meetings of the Board of Directors or of other consulting bodies of the Company, according to provisions hereof.

8. COMPANY MANAGEMENT AND ADVISORY COMMITTEES

8.1. The Company management shall be performed by experienced, qualified professionals, the Stockholders committing to always appoint qualified professionals, with unquestionable reputation and character, to fulfill the positions of the Board of Directors and of the Executive Officers of the Company, as well as to assure that the members of the Board of Directors appointed by them fully comply with all provisions hereof, within the limits set forth in Act no. 6.404/76 and by all other legal provisions applicable.

8.1.1. The Stockholders acknowledge and agree, hereby, that Luiz Antonio Martins Amarante, Mauricio de Seabra Cerrutti, LUIZ, and Flávio Luis Kuba are professionals meeting the requests of Article 8.1 above.

8.2. The Company shall be managed by a Board of Directors and by a Executive Officers, which shall be in charge of fulfilling the duties and attributions set forth in the By-laws, observing provisions hereof and of the law.

8.3. The Company Board of Directors shall consist of seven (7) permanent members, with a term of office of three (3) years, reelection being allowed, all elected by the General Meeting, which shall also indicate who of the Board of Directors Members elected shall fulfill the position of Chairman of the Board. SEVILHA shall be in charge of appointing four (4) members and the Original Partners shall appoint three (3) members, and among these latter the Chairman of the Board shall be appointed, who, during the term hereof, should be necessarily, Rodolfo, except in the event of (i) resignation, (ii) permanent disability, (iii) death or (iv) in the events provided in Article 8.3.2, below, in which case the Chairman of the Board shall be appointed by SEVILHA.

8.3.1. The Stockholders commit to exercise their voting rights arising out of their respective Connected Shares so as to elect as members of the Board of Directors the individuals appointed within provisions of Article 8.3 above.

8.3.2. SEVILHA may demand the removal from office of the Chairman of the Board, with provision of Article 8.3 above no longer being applicable with regard to appointment of the Chairman of the Board by the Original Partners:

(i) In the event of absence of the Chairman of the Board in more than 1/3 of the Board of Directors meetings called together during a given corporate year. The limit of 1/3 provided for in this item having been reached, the Chairman of the Board may be absent if authorized by the Chairman of the Board of GPA, Mr. Abílio Diniz, or any other person replacing him in this position, in which case any such absence shall not be computed for the purposes of this item (i). This item shall not be applicable in the event of death of RODOLFO; or

(ii) If, for two consecutive semesters, any of the parameters indicated below is verified, individually, according to the respective Special Check Report, irrespectively of any opinion from the Board of Directors or the General Meeting:

i. if the EBITDA Margin of the Company identified in the Special Check Report used for purposes of exercising of the option is less than 4%; or

ii. if the value of sales of the Company stores, within a period of six (6) months, indicated at the Special Check Report, is less than 7.5% or more when compared to the sales of the same stores of the Company within the period of six (6) months started and ended in the same months of the year immediately before (e.g. the purpose of the Special Check Report being the period between January 1st and June 30, 2009, the period to be considered for purposes of comparison shall be that between January 1st and June 30th, 2008); and the value of monthly sales, for the two periods, shall be adjusted monetarily by applying the IPCA variation up to the last month of the latest period, excluding, for purposes of provisions herein, any stores which have not been fully operating within the two periods compared; or

iii. if the Net Debt of the Company identified in a given Special Check Report is greater than twice the EBITDA identified in the same Special Check Report, except if approved by the Board of Directors; or

iv. if the DGAV Margin exceeds by 10% the value equal to 12.3% of the Net Sales. The percentage set forth in this item has been determined based on the accounting statements for September 30th, 2007 and shall be adjusted according to accounting statements for October 31st, 2007.

8.4. The General Meeting shall set up the annual global compensation of the Company managers, the Chief Executive Officer shall be in charge of setting the individual amounts and the Human Resources Committee shall be in charge of approving and submitting them to the Board of Directors.

8.5. In the event of removal from office, resignation, substitution or any other event which results in vacancy of the duty of any member integrating the Company Board of Directors, and except if provided otherwise in this Agreement, the Stockholder appointing any such member shall have the right to appoint the respective substitute, the Stockholders committing to vote in order to approve the election of the substitute so appointed.

8.5.1. In the event of removal from office or substitution of the Board of Directors Member started by the Stockholder electing him, the member substituted may not fulfill any other duty at the Company, even if appointed by other Stockholder.

8.6. The Board of Directors attributions shall be only those expressly assigned to it by law, by the By-laws of the Company or by this Agreement.

8.7. The Board of Directors shall gather, (a) monthly and ordinarily, according to calendar to be disclosed always in the first month of each corporate year by the Chairman of the Board, and (b) extraordinarily, whenever required. The calling for the meetings should always be done by the Chairman of the Board or by any other two Board of Directors Members, who shall indicate in the calling instrument the date, place and time of the meeting.

8.7.1. The call should be sent to the members of the Board of Directors at least seven (7) days prior to the date scheduled for the meeting at a first call, and at least two (2) days prior to the date scheduled for the meeting at a second call. The agenda and written materials to be discussed during the Board of Directors meeting should be sent to the Board of Directors Members along with the call.

8.8. The Board of Directors meetings may be held by means of teleconference or videoconference, provided that all members attending the session are able to hear each other and are provided with copies of all written materials to be presented or discussed during such meeting. The members participating in the meeting by means of teleconference or videoconference within this Article shall be deemed as duly present to such meeting.

8.8.1. Any Board of Directors Member, except for the Chairman of the Board, may be represented by other member at the Board of Directors meetings, provided that expressly indicated in writing, for this purpose, or he/she may vote by letter, telegram, email or fax.

8.9. The Board of Directors meetings the purpose of which is the deliberation on issues not listed in article 8.12 shall be installed, at a first call, in presence of the majority of its members, and, at a second call, with any number of members.

8.9.1. The Board of Directors meetings the purpose of which is the deliberation on any of the subject matters listed in Article 8.12, shall be installed, at a first and at a second call, in presence of five (5) of its members, including the Chairman of the Board, and, at a third call, with any number of members. The second and third calls shall be object of new communication to the members within Article 8.7.1, sent immediately after the date designated for the first and second calls, as applicable.

8.10. The Chairman of the Board shall preside over the Board of Directors meetings, when present, or, in his/her absence, any other member may do it, who shall appoint one of the members to be the secretary.

8.11. The Board of Directors shall be in charge of deliberating on the subject matters listed in this Article 8.11, without detriment to the other attributions set forth in law:

(i) setting up the annual budget, the capital budget and the business plan;

(ii) Approving the job and wage plan for the Executive Officers, which should be proposed by the Chief Executive Officer after hearing the recommendation of the Human Resources Committee within Article 8.4 above;

(iii) approving the general guidelines of commercial expansion, purchase, relationship with suppliers and of prices to be charged by the Company, according to proposal from the Supervision Committee;

(iv) Previously issuing its opinion on any proposal to be submitted to the General Meeting of the Company, including any alteration in the Company’s By-laws;

(v) approving the acquisition of equity interests by the Company or the Company participation in consortia, joint ventures or any other type of association;

(vi) approving the acquisition, alienation or constitution of lien, by the Company, with regard to any of its fixed assets, trademarks or other intellectual property rights;

(vii) approving the performance, by the Company, irrespectively of the budget forecast, of (a) acquisitions or capital investments in projects the global value of which within the corporate year is individually or collectively in excess of R$2.500.000,00 or (b) de-investments of units or businesses representing more than R$1.000.000,00;

(viii) approving the contracting of net financial indebtedness by the Company which, individually or jointly with the other financial indebtedness operations of the Company performed within a period of twelve (12) months, result in a total Net Debt in excess of once the EBITDA, determined according to the latest annual balance sheet approved;

(ix) approving the execution, by the Company, of contracts or agreements the total value of which is in excess of one million Reais (R$l.000.000,00) or the duration of which is over twelve (12) months;

(x) approving the granting, by the Company, to third parties, of loans and guarantees for a value of over one million Reais (R$ l.000.000,00) ;

(xi) approving the transactions between the Company or the partnerships Controlled by the Company and respective Affiliated Companies, or also between the Company and Stockholders and/or their respective Affiliated Companies, irrespectively of the value involved, including the acquisition of establishments or fixed assets owned by GPA group;

(xii) Approving previously any repurchase operation for treasury, canceling or replacement in the market, redemption, amortization, involving shares issued by the Company;

(xiii) approving previously the issuance of securities or other convertible bonds by the Company;

(xiv) selecting any one among PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, and KPMG, and removing from office the external auditors of the Company, observing provision of Article 6 hereof; as well as selecting and removing from office the legal and financial advisors of the Company;

(xv) issuing prior opinion on proposal to be submitted to the General Meeting of the Company for its liquidation or dissolution and for appointment or substitution of the liquidator(s);

(xvi) approving the filing, by the Company, for self bankruptcy or judicial or extrajudicial recovery within the applicable law;

(xvii) Issuing prior opinion on the merger, split-up or incorporation involving the Company or transformation of its company type;

(xviii) Approving previously the Company filing or canceling of filing as open-capital company before the “Comissão de Valores Mobiliários” (CVM);

(xix) approving acquisitions and/or investments by the Company which result in the request for new contributions to the Company capital by the Stockholders;

(xx) approving the filing of any action or the settlement in any action filed, which involves the interests of the Company and/or the Company, the value involved of which is in excess of R$2.500.000,00; or, irrespectively of the value involved, if any such action is a criminal one or related to the reputation of any Stockholder or its respective Affiliated Companies;

(xxi) Approving the adoption or modification of policies by the Company; including, without limitation, compensation, environmental, financing and insurance policies; and

(xxii) directing the vote to be cast by the legal representatives of the Company, with regard to subject matters listed in this Article 8.12, at the Stockholders’ General Meetings and/or meetings of partners and/or amendments to by-laws of any partnership, association or other enterprises in which the Company is a Stockholder, quota-holder or partner;

(xxiii) approving the execution, by the Company, of lease agreements the cost of which is in excess of one per cent (1%) of the Gross Sales; and

(xxiv) Approving the distribution, or the proposal for any such distribution to the General Meeting, of dividends and/or interests over the equity capital, always being considered jointly, for a value over twenty-five percent (25%) of the distributable profit.

8.12. Deliberations by the Board of Directors shall be made by majority of votes of the presents, except with regard to the subject matters listed which shall require, to be approved, the favorable vote of at least five (5) members of the Board of Directors, one vote being obligatorily cast by the Chairman of the Board. In the event of absence of the Chairman of the Board at the meeting called at a third call, the approval of the subject matters shall be done by the majority of the members attending the meeting:

(i) The prior approval of any amendment to the Company’s By-laws;

(ii) the approval of granting, by the Company, to third parties, of loans and guarantees the value of which is in excess of ten million Reais (R$10.000.000,00);

(iii) the approval of transactions between the Company or the companies Controlled by the Company and respective Affiliated Companies or between the Company and Stockholders and/or their respective Affiliated Companies, irrespectively of the value involved, including the acquisition of establishments or fixed assets owned by GPA group;

(iv) the approval of (a) acquisition, alienation and constitution of lien, by the Company, with regard to any of its fixed assets, trademarks or other intellectual property rights, (b) investments or de-investments by the Company, (c) acquisition of equity interests by the Company, or (d) the Company participation in consortia, joint ventures or any other kind of association; in any of the events described under items (a) to (d) above, the value of which represents 20% or more of the Company assets at market value or, irrespectively of the value involved, in the events of acquisition resulting in the demand for the Stockholders to make new contributions to the Company capital;

(v) the prior approval of issuance of securities or other shares convertible into shares by the Company, provided that the Net Debt of the Company determined in the Special half-yearly Check Report is less than twice (2x) the EBITDA;

(vi) the approval of filing, by the Company, for self-bankruptcy or judicial or extrajudicial recovery within the applicable law;

(vii) the prior approval of the merger, split-up or incorporation involving the Company, or also of the transformation of its company type;

(viii) the prior approval of proposal to be submitted to the General Meeting of the Company for its liquidation or dissolution and for the appointment or substitution of the liquidator(s); and

(ix) The prior approval of the Company filing or canceling of the filing as open-capital company before the “Comissão de Valores Mobiliários”.

8.13. The Chairman of the Board shall be in charge of preparing monthly reports, addressed to the Board of Directors of the Company and to the Audit Committee of GPA, with regard to the activities developed within the period by the Supervision Committee, chiefly on the purchase policy, the Company relationship with its suppliers and the investments made.

8.14. The Board shall consist of up to eight (8) officers, residing in the country, whether or not Stockholders, being one Chief Executive Officer, one Financial Officer and one Operations Officer and the others with no specific designation or with designation as assigned to them at the respective appointment act, for a term of three years each, reelection being allowed.

8.15. The Company shall be represented actively and passively by the signature of two officers, of which one shall be the Chief Executive Officer or the Financial Officer, provided that the Financial Officer does not sign jointly with the Operations Officer.

8.15.1. The Chief Executive Officer, as well as the other Officers, shall be elected by the Board of Directors; provided, however, that the Chief Executive Officer should be elected according to appointment by the Chairman of the Board to fulfill this position and the Financial and Operations Officers shall be elected according to appointment by SEVILHA to fulfill such positions, and the other Officers shall be elected pursuant to appointment by the Chief Executive Officer. The Stockholders should instruct the members of the Board of Directors appointed by them so that they exercise their respective voting rights as defined by the Stockholders.

8.15.2. The Original Partners may, provided that duly justified and no more than twice in a same term of office of 3 years, in writing, request the removal of the Financial Officer and of the Operations Officer by means of request addressed to the Chairman of the Board. The Board of Directors should grant this request and may not evaluate the merits of the request for substitution, without detriment to the right of SEVILHA to always appoint the substitutes.

8.15.3. Every time any of the parameters referred to in Article 8.3.2 (ii) hereof is verified, by the Special Check Report, for two semesters immediately consecutive, SEVILHA may, within the ninety (90) days following the end of the semester concerned, demand the substitution of the Chairman of the Board. To that end, SEVILHA shall send notification to the members of the Company Board of Directors, and the same should, within up to ten (10) days counted from receipt of this notice, call together a General Meeting in order to deliberate about the nomination of a new Chairman of the Board and appoint his substitute, with provision of Article 8.3 no longer being applicable, with regard to nomination of the Chairman of the Board, provisions of Article 8.15.1, with regard to nomination of the Chief Executive Officer and provisions of Article 8.12, with regard to the quorum qualified for approval of certain issues provided for therein.

8.16. The Board shall gather whenever the corporate interest so requires.

8.16.1. The Board meetings shall be called together by any Officer upon written notification five (5) days ahead of time, specifying the agenda and the issues to be submitted for deliberation.

8.16.2. The Board shall be entirely competent to deliberate about any issues the competence of which is not exclusive of the Board of Directors, within this Agreement, the By-laws or the applicable legislation.

8.17. The Company shall have, obligatorily, five committees to assist the Board of Directors, namely:

(i) a Supervision Committee, integrated by the Chairman of the Board, the Chief Executive Officer and the Financial Officer, who shall be in charge, among other attributions, if any, set forth by the Board of Directors, of proposing, for approval by the Board of Directors, the policies of commercial expansion, purchasing, relationship with suppliers, of prices to be charged by the Company Management, as well as for inspecting the performance of any such policies by the Officers and managers, assuring the good management practices and caring for the good administration practices;

(ii) One Audit Committee, comprising 3 members, all integrating the Board of Directors, with a term of office to match the term of office of the Board of Directors Members, the reelection being allowed. The Audit Committee Members shall be appointed by the Board of Directors, exclusively among the members with experience and ability in accounting and finance. The Audit Committee shall be in charge, among other attributions, if any, assigned by the Board of Directors, of:

(a) assisting the Board of Directors in the performance of its audit and inspection duties;

(b) recommending to the Board of Directors the audit companies to be hired by the Company and supervising the activities of any such companies;

(c) revising the annual or half-yearly financial statements of the Company, reporting its conclusions periodically, at every semester, to the Board of Directors;

(d) revising the in-house control systems of the Company, as well as the audit, accounting and administration procedures, reporting its conclusions periodically, at every semester, to the Board of Directors; and

(e) revising and issuing its opinion on the terms and conditions, as well as inspecting the performance of any contracts executed by and between the Company and/or any of its controlled companies and/or related parties, on the one hand, and any of its stockholders, its respective related parties, on the other hand, reporting its conclusions immediately to the Board of Directors.

(iii) one Finance Committee, comprising 3 members, all integrating the Board of Directors, with a term of office which shall match the term of office of the Board of Directors Members, with reelection being allowed. The Finance Committee shall be in charge, among other attributions, if any, assigned by the Board of Directors, of:

a. following up the work of the Executive Officers in reviewing the cash flow and the capital structure of the Company;

b. following up, jointly with the Executive Officers, the implementation and performance of the annual investment program; and

c. Following up the average cost of the capital structure based on the data supplied by the Executive Officers and suggesting structure alterations, whenever required.

(iv) One Expansion Committee, comprising 3 members, all of which integrating the Board of Directors, with a term of office matching the term of office of the Board of Directors Members, with reelection being allowed. The Expansion Committee shall be in charge, among other attributions, if any, assigned by the Board of Directors, of:

i. examining the projects relating to business and technological innovations;

ii. examining the market opportunities to reinforce the Company growth strategy; and

iii. examining the expansion plans.

(v) one Human Resources Committee, comprising up to 3 members, all of which integrating the Board of Directors, with term of office matching the term of office of the Board of Directors Members, with reelection being allowed. The Human Resources Committee shall be in charge, among other attributions, if any, assigned by the Board of Directors, of:

i. appointing the Board of Directors candidates to Company Officers and structuring the Company management succession plan;

ii. deliberating previously about the proposal for individual compensation of the management, of the Statutory Audit Committee Members, when the Statutory Audit Committee is installed, and of the members of the Advisory Committees to be presented to the General Meeting submitted by the Chief Executive Officer; and

iii. issuing opinion, previously, about profit sharing programs, performance bonus, etc.

8.17.2. The Supervision Committee shall gather, necessarily, at least once a month, and it is sure that its meetings shall be installed in presence of the majority of its members. The Chairman should attend at least two thirds (2/3) of the meetings of such Committee, under the penalty of losing the right to appoint the Chief Executive Officer of the Company, as per Article 8.15 -1.

8.18. The Company shall be represented, judicially or extrajudicially, as per the Bylaws.

9. GPA OPTIONS TO PURCHASE

9.1. The Original Partners hereby grant, irreversibly and irrevocably, to GPA, exclusive, irreversible and non-transferable option to purchase the totality and no less than the totality, of the shares held by all and no less than all Original Partners, as per provisions herein ("Option to Purchase"), in the following events:

(i) if the event provided in Article 8.3.2(ii) shall occur, at any moment during the term hereof, GPA may exercise the Option to Purchase at the Sale Price, which should be equal to the value obtained according to the application of criterion indicated under item (i) of Article 1.1.17; or

(ii) in the event of occurrence, at any time during the term hereof, (a) of provision of Article 8.3.2(i) or (b) waiver, by RODOLFO, to the position of Chairman of the Board of the Company or to the position of member of the Supervision Committee, GPA may exercise the Option to Purchase at the Sale Price, which should be equal to the lowest value of (x) the application of criterion indicated under item (1) of Article 1.1.17, or (y) by applying twenty percent (20%) discount to the result obtained from application of criterion indicated under item (ii) of Article 1.1.17; or

(iii) in any other event, up to December 31st, 2011, GPA may exercise the Option to Purchase at the Sale Price, which should be equal to the highest value of (x) the application of criterion indicated under item (i) of Article 1.1.17, or (y) the result obtained from application of criterion indicated under item (ii) of Article 1.1.17, with twenty-five percent (25%) goodwill being applied; or

(iv) in any other event, from 2012 and up to 2014, between January lst and January 15th of each calendar year, GPA may exercise the Option to Purchase at the Sale Price, which should be equal to the value obtained from application of criterion indicated under item (i) of Article 1.1.17; or

(v) in the event of death of RODOLFO, GPA may exercise, within up to thirty (30) days counted from the event date, the Option to Purchase at the Sale Price, which should be equal to the highest value of (x) the application of criterion indicated under item (i) of Article 1.1.17, or (y) the result obtained from the application of criterion indicated under item (ii) of Article 1.1.17.

9.2. GPA shall exercise the Option to Purchase upon sending written notice to the Original Partners, with copy to the Company, informing its intention to do so. Any such notice should further inform the date, time and place of exercising intended, except that the payment of the Sale Price and the consequent transfer of shares resulting from exercising of the Option to Purchase should take place within up to forty-five (45) days from the exercising date of the Option to Purchase and the Sale Price should be adjusted by applying the variation of SELIC (Special Liquidation and Custodial System) as of the date of exercising of the Option to Purchase up to the day of actual payment.

9.3. The Option to Purchase being exercised by GPA, the Original Partners shall commit to sell and GPA to buy the shares the option refers to, at the respective Sale Price.

9.4. In the event that GPA, or any successor, within up to one hundred and eighty (180) days, counted from the exercising of the Option to Purchase or from the date of actual transfer of the shares, Alienates, directly or indirectly, any equity interest in the Company or a substantial portion of its assets or of any other company which comes to hold a substantial portion of the assets used in the Company activity, GPA should (i) condition any such Alienation to the payment, to the Original Partners, of the value equal to the difference between the value, object of the Alienation, and the Sale Price, calculated pro rata; (ii) make available to the Original Partners all documentation relating to the Alienation, before performance of the Alienation, so as to allow the unrestricted knowledge of all of its terms and conditions by the Original Partners; and (iii) perform the payment set forth in the present article in the same conditions contracted with the third party, within up to ten (10) business days counted from the date in which GPA receives each payment.

9.5. As of the exercising date of the option, the Company shall no longer distribute dividends, nor shall it approve payment of interests over the equity capital or any type of similar compensation, and the shares transferred as a result of the exercising of the Option shall be transferred along with everything they represent, including earned surplus and non-distributed profits.

10. ORDINARY OPTION TO SELL OF THE ORIGINAL PARTNERS

10.1. GPA grants, hereby, irrevocably and irreversibly, to the original Partners, exclusive, irreversible and non-transferable option to sell, jointly, the totality and no less than the totality of shares held by the Original Partners, as per provisions hereof (the "Ordinary Option to Sell"), at the Sale Price, which should be equal to the value obtained by applying the criterion indicated under item (i) of Article 1.1.17.

10.2. The Ordinary Option to Sell may be exercised as of the fourth (4th) anniversary of the execution hereof, between January 1st and January 15th of each calendar year, i.e., from 2012 to 2014 (the "Ordinary Option-to-Sell Exercising Term").

10.3. The Original Partners shall exercise the Ordinary Option to Sell in a single occasion, upon sending of written notice to GPA, within the Ordinary Option-to-Sell Exercising Term, with copy to the Company, informing their intention to do so. Any such notice should further inform the date, time and place of exercising intended, except that the payment of the Sale Price, calculated within Article 10.1, and the consequent transfer of shares, as a result of the exercising of the Option to Sell should take place up to April 15th of the same year of exercising of the Option to Sell.

10.4. Upon the exercising of the Ordinary Option to Sell by the Original Partners, the Original Partners commit to sell and GPA to buy the shares the Ordinary Option to Sell refers to, at the respective Sale Price.

11. EXTRAORDINARY OPTION TO SELL OF THE ORIGINAL PARTNERS

11.1. Without detriment to the Ordinary Option to Sell, granted within Article 10, GPA grants, irrevocably and irreversibly, to the Original Partners, exclusive, irreversible and non-transferable option to sell, jointly, the totality and no less than the totality of the shares held by the Original Partners, at the Sale price, at any time, provided that the permanent disability or death of RODOLFO is verified (the "Extraordinary Option to Sell"), at the Sale Price, which should be equal to the value obtained by applying the criterion indicated under item (i) of Article 1.1.17.

11.2. The Extraordinary Option to Sell may be exercised by LUIZ jointly with (i) RODOLFO conservator, or (ii) RODOLFO heirs, jointly, or also, (iii) RODOLFO estate, represented by the administrator and provided that verification is provided of the request for all judicial authorizations, if any, required for such, within up to ninety (90) days, for one hundred and eighty (180) days from the date of verification of the permanent disability or death of RODOLFO (the "Extraordinary Option-to-Sell Exercising Term").

11.3. The grantees shall exercise the Extraordinary Option to Sell in a single occasion, upon sending of written notice to GPA, within the Extraordinary Option-to-Sell Exercising Term, with copy to the Company, informing their intention to do so. Any such notice should further inform the date, time and place of the intended exercising, except that the payment of the Sale Price, calculated within Article 10.1 and the consequent transfer of Shares, as a result of the exercising of the Option to Sell should take place observing provision of Article 12.1 (b).

12. OPTIONS TO PURCHASE OR TO SELL – COMMON PROVISIONS

12.1. With regard to the Option to Purchase or to Sell provided in Articles 9, 10 or 11 above, the Original Partners and/or GPA, as applicable:

(a) the Option to Purchase or to Sell having been exercised, GPA is hereby authorized by the Original Partners, to conduct accounting, fiscal and legal search at Assai ("Search"), ASSAI committing to supply any and all documents required and/or requested by GPA or its representatives for purposes of Search, within no later than twenty (20) days counted from the date of receipt of the totality of documents required and/or requested by GPA or its representatives for Search purposes. The Search report should contain, with reasonable detail, the description of the Probable Contingencies as well as the market value and realization of the Assai assets, and be accompanied by all documentation and work papers used by GPA and its auditors and advisors for the analysis and preparation of the report and of the calculations described therein, except for what has been supplied by ASSAI itself.

i. If any Probable Contingencies shall be identified in the Search report and ASSAI and the Original Partners both disagree, in any aspects, including with regard to the value of any such Probable Contingency, ASSAI and the Original Partners may deliver to GPA, within up to ten (10) days from the receipt of the report and of documentation to accompany it, a notice informing each of its disagreements and the justification for any such disagreements ("Notice of Disagreement"). Any such Notice of Disagreement should explain, with reasonable detail, the position of ASSAI and of the Original Partners with regard to the classification of the contingency concerned, as well as the amount deemed adequate for the contingency identified. If no such Notice of Disagreement shall be presented by Assai and by the Original Partners timely, any Probable Contingency shall be considered as being accepted by ASSAI and by the Original Partners.

ii. If the Parties shall fail to succeed in settling amicably the disputes indicated in the Notice of Disagreement, then the Parties should jointly hire a specialized company, among PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, and KPMG, except for the cases of conflict of interest, as mutually agreed upon, to settle the issues indicated in the Notice of Disagreement ("Independent Accountant"). The Independent Accountant should conduct the review of the contingency identified by the Search, of any written works related to it, of the Notice of Disagreement and of any other documentation related to the disputed items as the Independent Accountant, in his own judgment, deems necessary. Additionally, the Independent Accountant may conduct interviews or participate in presentations of the Assai and/or of GPA as the Independent Accountant, in his own judgment, deems necessary for settling the disputed items.

iii. The Independent Accountant should, as soon as possible, and in any event within no later than fifteen (15) days counted from the date of his hiring, deliver to Assai, GPA and to the Original Partners a report ("Final Accountant Report"). In any such report, the Independent Accountant should, after consideration of all subject matters integrating the Notice of Disagreement, determine the values to be classified as Probable Contingency. The Final Accountant Report should set up, with reasonable detail, (a) the assessment of the Independent Accountant with regard to each disputed item or amounts specified in the Notice of Disagreement; except that the Independent Accountant should consider only the disputed items in the preparation of the Final Accountant Report, and (b) the market value and the realization of the Assai assets on the date of completion of the Search. The defeated party (i.e., the Original Partners and Assai, on the one hand or GPA, on the other hand) should pay all fees and expenses incurred by the Independent Accountant in providing his/her services. If the issue is settled so as to share the responsibility between Assai, on the one hand and GPA, on the other hand, the fees and expenses incurred by the Independent Accountant in the provisioning of his services shall be paid by the Original Partners and by GPA according to the respective shares in the Company capital. The Final Accountant Report shall be final and binding to GPA and to Assai and shall be considered, for all legal purposes, as a final award. Therefore, it shall not be subject to review or to any other dispute resolution procedure pursuant to Article 15 below.

iv. The Original Partners and ASSAI hereby commit, jointly and severally, with express and irrevocable waiver of any benefit of order, division, discussion or exoneration set forth in law, to indemnify and hold harmless Sé and GPA, and any of their managers, partners, stockholders, direct or indirect, representatives, advisors, officers, employees, agents, Affiliated Companies and/or any one of their successors and assigns from and against any and all losses, these being understood as any liability (including with regard to taxes), loss, damage, cost, expenses (including reasonable attorney fees and disbursements performed, verified and reasonable), as well as from all interests and penalties related therewith, if existing, originating from or relating to any and all contingency provisioned or not in the balance sheet of ASSAI, provided that classified as Probable Contingency as per provision herein, of any nature whatsoever (fiscal, labor, welfare, of the FGTS - Government Severance Indemnity Fund for Employees - civil, environmental, etc.) relating, pertaining to or which affects the Company monetarily, including, for example, those relating to judicial or administrative proceedings, arising out of any action or omission, fact, event or circumstance, whether or not any such debts or obligations are known by GPA and Sé or have been disclosed to GPA and to Sé. The indemnity set forth in this item shall be applicable to the Probable Contingencies of ASSAI, which actually affect the Company monetarily.

v. If the value identified of the Probable Contingencies exceeds the sum of (a) thirty million Reais (R$30.000.000,00), adjusted as of this date according to the variation of IPCA (National Amplified Consumer Price Index), plus (b) the market value and realization of assets of ASSAI, then the amount of the Probable Contingencies exceeding the sum of (a) and (b) shall be withheld from the price of the Option to Sell and deposited in an escrow account on behalf of the Original Partners for purposes of guarantee of indemnification.

vi. The Original Partners shall be entitled, at any time, to replace the secured value, in whole or in part, with an unconditional bank guarantee, for payment upon demand without consultation with the issuer, issued by a first rate bank.

vii. The release, in whole or in part, of the amount deposited in the escrow account shall be done, in sufficient value, in one or more occasions, on behalf of the Company, whenever a final judgment has been issued, not subject to appeal, which implies disbursement by the Company.

viii. The release of the amount deposited in the escrow account shall be done, on behalf of the Original Partners, whenever the amount deposited exceeds the maximum indemnifiable amount, and for the value of any such surplus. For this purpose, tests shall be conducted jointly by GPA, Original Partners and ASSAI at every six (6) months counted from the date of execution hereof.

(b) commit to, on the date assigned for the exercise of the respective option, which may not be less than 60 days counted from the date of the respective notice of exercise, so as to allow completion of the Search process detailed in Article 12.1 (a) above, according to notice to be sent pursuant to this Agreement:

i. execute the respective shares transfer acts in the registered shares transfer book of the Company in order to formalize the transfer of the Connected Shares, all free and clear of any burden, claims, options, preferential rights, liens or encumbrances of any nature, with all rights inherent thereto, including the profit sharing, even if declared and unpaid, and political rights; and

ii. Instruct the Company management to register the transfer of shares in the Share Registry Book; and

iii. instruct the Company management to register the collateral of the Connected Shares then transferred in the Share Registry Book, on behalf of the Original Partners, until the Sale Price has been paid in full, within the terms of item (c) below or GPA may contract an unconditional bank guarantee for payment upon demand without consultation with the issuer, with a first rate bank, for the value corresponding to the balance of the Sale Price on behalf of the Original Partners;

(c) grant, mutually, hereby and for the term hereof, irrevocable, irreversible and exclusive powers for the specific purpose of, once the option has been exercised, executing the share transfer acts referred to in Article 12.1 (b) (i), as well as executing any and all other documents required for accomplishing the transfer of the Connected Shares; except, however, that execution of the respective Share transfer acts may be done provided that the other obligations set forth herein have been complied with, including with regard to the payment of the Sale Price and constitution of collateral of the shares transferred on behalf of the Original Partners, as provided herein or the presentation of bank guarantee, as provided under item 12.1 (b) (iii);

(d) commit to pay the respective Sale Price in three (3) quadrimonthly, equal and consecutive installments, the first of which being due on the date of formalization of the shares transfer upon execution of transfer act in the Company’s Registered Share Transfer Book, and the others in the subsequent quarters, all of them, the first included, being adjusted monetarily, by applying the variation of SELIC, pro rata temporis, from the date of balance sheet used for calculating the Sale Price and up to the date of the respective payments, against transfer of the Shares to GPA, by means of Available Electronic Transfer - "TED", to the bank accounts owned by the respective beneficiaries, to be timely informed;

(e) agree that, in consideration for the granting of the Options to Purchase and to Sell, the grantees shall pay to the grantors, on this date, the total amount of one hundred thousand Reais (R$100.000,00), in national currency, the parties being given full acquittance and discharge, including by reason of offset of reciprocal credits originating from the granting of the Options to Purchase and to Sell, in the amounts offset by them;

(f) the Original Partners and GPA are hereby authorized to perform registration of the Options to Purchase and to Sell provided for herein in the shares registry book of the Company, for all legal purposes and intents, chiefly those set forth under article 40 of Act no. 6.404/76;

(g) the Options to Purchase and to Sell and the rights, agreements, conditions and obligations of the parties and of the Company resulting therefrom shall bind and inure for the benefit of the Stockholders, the Company and its respective successors, assigns and legal representatives; and

(h) without detriment to the specific events referred to herein for the exercise of the Option to Purchase or of the Option to Sell, in the event of occurrence or performance of the events described below by one or in relation to one of the Stockholders and/or his/her respective Controllers, it is hereby agreed, irrevocably and irreversibly, that (i) the Original Partners may exercise immediately and at any time the Ordinary Option to Sell if the events have occurred or performed by or in relation to GPA and/or its respective Controllers or (ii) GPA may exercise immediately the Ordinary Option to Purchase if the events have occurred or been performed by or in relation to one of the Original Partners. In both cases, the Sale Price should be equal to the value obtained by applying the criterion indicated under item (i) of Article 1.1.17:

     (a) perform or undergo any act of bankruptcy or be subject to any bankruptcy, insolvency, judicial or extrajudicial recovery, dissolution or liquidation proceeding (whether or not voluntary), or any other analog proceeding, adjudication of insolvency, in purpose or effects and any such proceedings have not been contested in good faith or have an administrator, receiver, administrative liquidator, liquidator or trustee responsible for its property or assets, in whole or in part; or
     (b) shall fail to pay its debts at their respective maturity, with individual or global value in excess of ten million Reais (R$10.000.000,00), and provided that any such debts had not been paid when due or, if subject to protest, within the Brazilian legislation, any such protest has not been suspended or its effects have not otherwise been suspended within a term of up to fifteen (15) days; or

     (c) have a material or substantial portion of its assets subject to attachment, which is not contested in good faith by the Stockholder; or
     (d) shall fail to pay any amount or any value owed to the Company, as per provisions hereof and/or of the By-laws; or
     (e) shall fail to meet any provision hereof and shall fail to correct any such default within a term of ten days counted from the receipt of written notification to this effect from any complying Stockholder, without detriment to other remedies and legal or contractual penalties applicable by reason of default.

13. CONFIDENTIAL INFORMATION AND NON COMPETITION

13.1. The information of any nature on the business, projections, strategies, operations and condition of the Company which come to be shared with (a) the Stockholders or their representatives and/or (b) the members of the Board of Directors and Executive Officers of the Company, should be handled by them in absolute secrecy and reserve, and its use and/or spreading outside the Company shall not be allowed, except for performing legal or regulatory obligations the Stockholders are subject to.

13.2. During the term hereof, the Company should be the only vehicle of the Stockholders and their Affiliated Companies with regard to the activities in the self-service wholesale line of business in the food sector of the State of São Paulo. The activities already developed by the Stockholders and their Affiliated Companies before October 2007 of hypermarket, supermarket and shopping center may be maintained and shall not configure breach of duty undertook within this Article 13.2.

13.3. If GPA wishes to develop or receives, from a third party, a proposal for developing or acquiring a business involving self-service wholesale activities in the food sector in other states of the Federative Republic of Brazil other than the State of São Paulo (“Business Opportunity”), GPA should notify the Company previously, informing the detailed conditions of the Business Opportunity, within up to thirty (30) days following receipt of referred proposal. The Company shall have thirty (30) days to inform its intention to exercise the right of first offer for acquisition or participation in any such Business Opportunity (''Right of First Offer"),

13.3.1. GPA commits to refrain from voting at the respective general meeting and have its representatives at the Board of Directors refrain from voting at a meeting the agenda of which is to deliberate on the exercise or non-exercise of the Right of First Offer. Should the Company choose not to exercise the Right of First Offer or should fail to exercise it in due time, GPA may freely contract with third parties, without detriment to provision in this Article 13.

13.3.2. The Right of First Offer having been exercised in due time by the Company, GPA commits to inform the third party of the exercise of the right of First Offer, the Company committing to freely transact with the referred third party.

13.4. The Stockholders commit not to perform or allow its Affiliated Companies to perform, whether directly or indirectly, any of the following acts, except if allowed within provisions of articles 13.2 and 13.3, above:

(a) participate, directly or indirectly, in partnership, association, consortium, joint venture or any other type of business the purpose of which is the self-service wholesale activity in the food sector; provided, however, that the activities performed by the centralized trade area responsible for purchasing the goods and selling them to pre-filed and associated retail customers ("Business Center"), such as developed by GPA on this date shall not be considered as breach of this Article 13.4;

(b) execute or render, directly or indirectly, any kind of services to partnerships, associations, consortia, joint ventures or any other type of business the purpose of which is the self-service wholesale activity in the food sector; except, however, that the Business Center activities, such as developed by GPA on this date shall not be considered as breach of this Article 13.4;

(c) induce or try to influence, directly or indirectly, any employee or service provider of the Company or of its Affiliated Companies to terminate the employment contract, services contract or any other contract whatsoever executed with the Company or with its Affiliated Companies, as the case may be; or

(d) induce or try to influence any natural person, corporation, company, partnership, consortium, association, cooperative, trust, entity without legal personality or any other entity or organization, employee, agent, distributor, consultant, supplier or self-employed worker hired by the Company or by its Affiliated Companies, or keeping businesses with these, to terminate, reduce or deviate the businesses maintained with the Company or with its Affiliated Companies, as applicable.

13.5. Provisions of items 13.2 to 13.4 hereof apply to any of the Stockholders and their authorized successors while they hold, directly or indirectly, an interest in the Company capital.

13.5.1. During the term hereof and for a period of five (5) years following the sale of the totality of the respective direct or indirect interests in the Company capital, the Original Partners may not participate in self-service wholesale and retail activities in the food sector.

13.5.2. The failure to meet the obligation not to compete shall subject the defaulter party to a non-compensation fine for the value of ten million Reais (R$10.000.000,00), without detriment to the payment of losses and damages caused by it.

14. EFFECTIVE DATE

14.1. The present Agreement is executed irrevocably and irreversibly and shall be effective as of the Closure Date up to 12.31.2014, or while the Parties are Stockholders of the Company, whichever comes first, except for the terms of non-competition and indemnity, which shall survive, necessarily, as provided for in Articles 13.5.1 and 12.1 (a), any such terms having been agreed freely by the Stockholders as being sufficient for the maturation of their intended purposes, binding the subscribing Stockholders, by themselves and by their successors and assigns whatsoever, and the Company.

15. APPLICABLE LAW AND ARBITRATION

15.1. The present Agreement shall be governed and construed within the laws of the Federative Republic of Brazil. All issues relating to construction and performance of the obligations set forth herein shall be submitted to arbitration, pursuant to the rules of the Getúlio Vargas Foundation Arbitration Chamber (Câmara de Arbitragem da Fundação Getúlio Vargas - "CAFGV") y the PARTIES hereby expressly waiving provision of the sole paragraph of Art. 49 of said rules, which should not be applied in the event of adoption of arbitration court within this Agreement. In the event of omission of the procedural rules of CAFGV in any procedural aspect, any such rules shall be supplemented by the Brazilian procedural rules, namely: Act no. 9.307, dated September 23rd, 1996, and the Brazilian Code of Civil Procedure. The Arbitration Court shall comprise three arbitrators, two of them to be appointed by the Stockholders at a prior meeting and the third, who shall preside over the Arbitration Court, shall be appointed by the first two arbitrators appointed by the Stockholders, who shall decide about the subject matters submitted to them by majority of votes. The arbitration shall be held in the city of São Paulo, State of São Paulo, Brazil, in Portuguese. The award issued by the Arbitration Court shall be final and may be submitted to any competent court in order to determine its enforcement and shall bind the Stockholders and the Company, which hereby waive expressly any appeal. Notwithstanding that, each of the Stockholders and the Company reserve the right to resort to the Judiciary aiming at:

(i) assuring the institution of arbitration;

(ii) obtaining precautionary measures to protect rights previously to the institution of arbitration, and any such procedure to this effect shall not be considered as a waiver of arbitration act as the sole means of resolution of disputes chosen by the Stockholders and/or by the Company; and

(iii) enforcing any ruling of the Arbitration Court, including the arbitration award.

15.1.1. In the event that the Stockholders or the Company resort to the Judiciary, the Court of the Capital City of the State of São Paulo shall be competent to examine any judicial proceeding.

15.2. The Stockholders acknowledge that the Company could be harmed irreparably if the information on the arbitration proceeding adopted to settle any disputes hereunder was disclosed. Therefore, the Stockholders hereby commit not to disclose (or allow disclosure of) any information with respect to any such arbitration proceeding (including on its existence), until the arbitration award has been issued, unless (i) disclosure of any such information is required by law or regulation or by reason of the open-capital company condition of any Stockholder; (ii) the disclosure of any such information is required by a governmental authority or by a competent court order; or (iii) any such information becomes available to the general public other than through disclosure by the Stockholders or their respective Affiliated Companies.

16. SPECIFIC ENFORCEMENT

16.1. Without detriment to provision of Article 15 above, default or non-performance of any of the obligations set forth herein shall entitle the innocent Stockholder to demand the performance of the obligation, within § 3 of Article 118 of Act no. 6.404/76. Furthermore, it is hereby set forth between the Stockholders that any payment of losses and damages shall not constitute sufficient remedy against the default.

16.2. The vote cast at the Stockholders’ General Meetings against provisions hereof shall have no validity whatsoever, and the Chairman of the Stockholders’ General Meeting should refrain from computing it, as per provision of § 8 of Article 118 of Act no. 6.404/76.

16.3. The failure to comply with material obligations set forth herein which are not subject, due to the nature thereof, to specific enforcement, shall subject the defaulter party to a non compensation fine for the value of ten million Reais (R$10.000.000,00), without detriment to the payment of losses and damages caused by it. Provision of this Article 16.3 may not be invoked with regard to the exercise of the voting right or to issuing of opinion deviating from provisions hereof, the Stockholders acknowledging that any such obligations are subject to specific enforcement.

16.3.1. The value of ten million Reais (R$10.000.000,00) referred to in Article 16.3 above should be corrected, as of the date of execution hereof, by the accumulated variation of the General Price Index – Market (IGP-M) calculated by Fundação Getúlio Vargas, or of other index with equivalent base replacing it, within the shortest periodicity legally accepted.

17. NOTICES AND NOTIFICATIONS

17.1. All notifications and other communications between the Stockholders and the Company should be in writing and sent to the addresses indicated at the preamble hereof, through (i) Register of Deeds; (ii) registered letter with acknowledgment of receipt; or (iii) any other means with proof of receipt.

17.1.1. The notices delivered within this Article 17.1 shall be considered as delivered: (i) by the time of delivery, if this is made in person; (ii) at the receipt, if mailed or delivered through the Register of Deeds; (iii) two (2) business days following timely delivery to the courier service, if a delivery service is used; and (iv) if by fax or email, upon transmission acknowledgment issued by the equipment itself.

17.1.2. All notices sent within Article 17.1 should be accompanied by a copy to the following addressees (and the receipt of the copy shall not configure delivery of notice for the purposes provided herein):

(i) If to the Original Partners, to:

Rodolfo Junji Nagai

Rua Manilha, 60
03445-050 São Paulo, SP
Phone: (55 11) 3411-5000
Fax: (55 11) 3411-5003
Email: rodolfo@assaiatacadista.com.br

Luiz Fumikazu Kogachi

Rua Manilha, 42
03445-050 São Paulo, SP
Phone: (55 11) 3411-5000
Fax: (55 11)3411-5003
Email: luizkogachi@assaiatacadista.com.br

With copy (which shall not constitute notice for the purposes provided herein) to:

Souza, Cescon Avedissian, Barrieu e Flesch Advogados
Attn.: Marcos R. Flesch / Fabíola C.L. Cammarota de Abreu
Rua Funchal, 418, 11° andar
04551-060 São Paulo, SP
Fax: (55 11) 3089-6565
Email: mflesch@scbf.com.br / fabreu@scbf.com.br

(ii) If to GPA, to:

Companhia Brasileira de Distribuição

Attn.: Enéas Pestana
Av. Brigadeiro Luiz Antônio, 3.172
01402-000 São Paulo, SP
Phone: (55 11) 3886-0014
Fax: (55 11) 3885-6441
Email: eneas.pestana@grupopaodeacucar.com.br

With copy (which shall not constitute notice for the purposes provided herein) to:

Barbosa, Müssnich & Aragão Advogados
Attn: Paulo Cezar Aragão / Monique Mavignier
Av. Juscelino Kubitschek, 4° andar
04543-000 São Paulo, SP
Phone: (55 11) 3089-6500
Fax: (55 11) 3089-6565
Email: pca@bmalaw.com.br / monique@bmalaw.com.br

17.2. The party altering the address indicated at the preamble hereof should promptly inform the new address to the other parties. Up to the sending of any such information, the notices, communications, notifications and interpellations sent to the address indicated at the preamble hereof shall remain valid and effective.

17.3. Any notice or notification sent to one of the Stockholders or to the Company should be transmitted by copy to the other Stockholders and to the Company.

18. GENERAL PROVISIONS

18.1. If any provision herein shall be held to be ineffective, the other provisions hereof shall remain in full force and effect, and in that case, the Stockholders and the Company shall enter into negotiations in good faith, aiming at replacing the ineffective provision with another which, to the extent possible and reasonably, meets the purpose and effects desired.

18.2. No change, amendment or modification hereof shall be effective, except in writing and with the signature of all Stockholders and the Company.

18.3. This Agreement shall be filed at the Company headquarters, which shall observe, comply and have comply with its provisions. In the Share Registry Book, at the margin of the record of shares held by the Stockholders, and in the respective certificates, certificate of shares or multiple securities, the following wording shall be included: “The shares represented by the present Certificate (or by this record, as applicable), including their transfer or burdening under any pretense or the exercise of the voting right shall be subject to the burden and to the regime of the Stockholders Agreement filed at the Company headquarters, dated November 01st, 1007, under the penalty of ineffectiveness of the transfer, burdening or exercise of the voting right” ("As ações representadas por este Certificado (ou por este registro, conforme o caso), inclusive sua transferência ou oneração a qualquer titulo ou o exercício do direito de voto estão sujeitas ao ônus e ao regime do Acordo de Acionistas arquivado na sede da Companhia, datado de 01 de novembro de 2007, sob pena de ineficácia de transferência, oneração ou do exercício do direito de voto").

18.3.1. The Company hereby files the Agreement within Act no. 6.404/76, and commits to have it respected, fully complying with provisions thereof.

18.3.2. Each Stockholder names himself/herself as representative before the Company for the purposes of §10 of Article 118 of Act no. 6.404/76.

18.4. No other act may be executed between the Stockholders regulating any of the subject matters of this Agreement, and the Company is not allowed to acknowledge the existence and validity of any such other agreements.

18.5. The Company shall not be responsible for the performance of any agreement altering the rights and obligations provided for herein, except if the amendment document is executed by it or is sent to it to be filed.

18.6. The Company commits to immediately inform the Stockholders of any agreement, fact or omission that could imply breach hereof, as well as to take the required steps requested by a supervening law in order to keep this Agreement valid and effective.

18.7. The Recitals hereof shall constitute an integrating and inseparable part hereof for all legal purposes and effects, and should base and guide, whether judicially or extrajudicially, any dispute whatsoever arising out of provisions hereof.

19. TRANSIENT PROVISIONS

19.1. The Original Partners acknowledge that SEVILHA, by the time of acquisition of shares representing 60% of the total, voting shares of the Company, has determined goodwill in the acquisition of any such interest, consisting of the expectation of future profitability, certified in appraisal report for that purpose, determined by the difference between the price for acquisition of said shares and their book value based on balance sheet or accounting trial balance prepared on the date of execution of the Agreement of Purchase and Sale.

19.2. Thus, the Original Partners hereby commit to vote favorably and to execute all acts or company books as may be required to make feasible the incorporation of SEVILHA by the Company, for a book value, so as to enable the fiscal deduction by this latter, pursuant to the applicable fiscal legislation rules, of the goodwill determined in the acquisition the Agreement of Purchase and Sale of Shares refers to.

19.3. The Original Partners and SEVILHA hereby grant to each other, within provisions of §7 of Art. 118 in Act no. 6.404/76, reciprocal power of attorney, irrevocably, irreversibly and exclusively for the specific purpose of, from the date of execution hereof and for an indeterminate term, representing one another at the stockholders’ general meeting to be called together in order to comply with provisions of this Article 19, and voting favorably to the capitalization of reserve, issuance of redeemable shares and redemption of shares provided for herein, and may further execute the Stockholders’ Attendance Book and the Minutes Book of the General Meetings of the Company.

19.4. The Original Partners hereby already agree that, should any other fiscal credits exist also resulting from goodwill, the fiscal utilization of the goodwill provided in this act shall have priority over any such other credits.

19.5. The Original Partners hereby agree that the portion of the income tax and of the social contribution reduced by virtue of and as the fiscal credit is being actually used shall correspond to a credit on behalf exclusively of the stockholder directly or indirectly originating the goodwill.

19.6. In the event that the fiscal amortization of the goodwill generates fiscal loss and negative basis of calculation of social contribution over the net profit, the credit shall be constituted on behalf of the stockholder originating the goodwill at the exact time from which the loss and the negative basis start to be used. In this case, from the moment of generation of the loss and the negative basis of calculation, the loss generated by the goodwill amortization shall always be considered, as firstly used, for the purpose of constitution of credit on behalf of the stockholder.

19.7. The credit so originated shall be transferred to the stockholder directly or indirectly originating the goodwill upon (i) the proportional capitalization of the goodwill reserve registered at the Company with the consequent issuing of redeemable shares on behalf of said stockholder and (ii) the subsequent redemption of shares then issued, for further canceling, guaranteed by special reserve, capital reserve or profits (or absence of all such reserves, of capital reduction, within art. 44, paragraph 1, of Act no. 6.404/76) .

19.8. The redeemable Shares shall be issued at an issuing price corresponding to the book value of the Shares then existing issued by the Company, considering, for this purpose, the balance sheet prepared for December 31st, of the respective calendar year immediately before, the Original Partners hereby already waiving, on behalf of the Stockholder originating the goodwill, irreversibly and irrevocably, the exercise of the respective preferential right referred to in the company legislation and regulation.

19.9. Issuance of redeemable shares shall be deliberated and approved at the ordinary general meeting approving the company balance sheet for each corporate year, and redemption of the same shares should be effective immediately, at the price of issuance, by the same time of deliberation of issuance of redeemable shares.

19.10. GPA hereby commits to hold harmless and indemnify the Company for any fiscal expense, cost, contingency or burden arising out of fiscal deduction of the goodwill, incorporation of SEVILHA by the Company, increase of capital shares and redemption of shares, and other steps required for implementing provisions of this article 19.

19.11. The Parties hereby commit, on the Closure Date, to approve or arrange for approval of the capital increase by the general meeting of the Company, for the value of thirty million Reais (R$30.000.000,00), twenty-six million Reais (R$26.000.000,00) of which shall be destined to the capital reserve account which shall support, as per Article 19.3 above, the redemption of the Company shares, the Parties committing not to capitalize any such reserve and not to use it for any of the purposes provided in art. 200 of Act no. 6.404/76 other than for redemption.

19.12. Upon the incorporation of SEVILHA by the Company, the rights and obligations of SEVILHA provided for herein, in the capacity of Stockholder of the Company, shall be exercised by SÉ; owing to that, as of any such incorporation, any references to SEVILHA included herein, whenever the context so allows, shall be construed as being references to SÉ.

IN WITNESS WHEREOF, the Stockholders and the Company execute the present instrument in seven (7) counterparts with the same content and format, along with two witnesses.

São Paulo, November 01st, 2007.

/s/ SERVILHA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.	/s/ RODOLFO JUNJI NAGAI
SERVILHA EMPREENDIMENTOS E	RODOLFO JUNJI NAGAI
PARTICIPAÇÕES LTDA.

/s/ LUIZ FUMIKAZU KOGACHI	/s/ BARCELONA COMÉRCIO ATACADISTA E VAREJISTA S.A.
LUIZ FUMIKAZU KOGACHI	BARCELONA COMÉRCIO
ATACADISTA E VAREJISTA S.A.

Continuation of the Signature Page of the Stockholders’ Agreement of Barcelona Comércio Varejista e Atacadista S.A., executed on 11.01.2007.

/s/ ASSAI COMERCIAL E IMPORTADORA LTDA.	/s/ COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO
ASSAI COMERCIAL E	COMPANHIA BRASILEIRA DE
IMPORTADORA LTDA.	DISTRIBUIÇÃO

/s/ SÉ SUPERMERCADOS LTDA.
SÉ SUPERMERCADOS LTDA.

Witnesses:
1. /s/ Flávio Luis Kuba	2. /s/ Odete Ribeiro
Name: Flávio Luis Kuba	Name: Odete Ribeiro
ID Card (RG): 16.526.103	ID Card (RG): 10.361.164-2 – SSP/SP
Individual Taxpayer Registry: 126.407.668-13	Individual Taxpayer Registry: 997.224.458-04